FOR IMMEDIATE RELEASE

MEDIA CONTACT: SHAREHOLDER CONTACT:

Mary Ann Susco          Marco Acosta
(212) 850-1382          (212) 850-1333
suscom@jwseligman.com   acostam@jwseligman.com

Seligman Closed-End Funds Issue Statement Regarding Announcement that Ameriprise
 Financial, Inc. Has Agreed to Acquire J. & W. Seligman & Co. Incorporated and
                   Announce Special Meetings of Stockholders

NEW YORK - July 7, 2008

On July 7, 2008, Ameriprise Financial, Inc. ("Ameriprise") announced an agreement to acquire J. & W. Seligman & Co. Incorporated (the "Manager"), the manager of each of Seligman Lasalle International Real Estate Fund, Inc. ("SLIREF"), Seligman Select Municipal Fund, Inc., and Tri-Continental Corporation (collectively, the "Funds"), in a transaction that is likely to close in the fourth quarter of 2008. Under the Investment Company Act of 1940, consummation of Ameriprise's acquisition of the Manager will result in a change of control of the Manager and an assignment and automatic termination of each Fund's management agreement with the Manager, as well as the sub-advisory agreement of SLIREF. The Funds' Boards expect to consider new advisory and administration agreements between each Fund and RiverSource Investments, LLC, a wholly-owned subsidiary of Ameriprise, and new sub-advisory and delegation agreements for SLIREF with LaSalle Investment Management (Securities) L.P. and LaSalle Investment Management Securities B.V., SLIREF's current sub-advisers. If approved by the Funds' Boards, the new advisory and sub-advisory agreements will be presented to the stockholders of the Funds for their approval at special meetings of stockholders scheduled to be held on October 22, 2008 for the purpose of voting on new advisory and, in the case of SLIREF, sub-advisory agreements and for the election of directors.

Symbols: SLS, SEL, TY.

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